Exhibit 10(c)



Lotus Development Building
55 Cambridge Parkway
Cambridge, Massachusetts

LEASE dated as of May 1, 1994

ARTICLE I

Reference Data

     1.1 Subjects Referred To. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:
LANDLORD:           John A. Pirovano, as Trustee of CC&F
Cambridge Parkway Trust under Declaration of Trust dated May 26, 1982 and recorded with Middlesex South Registry of Deeds in Book 14637, Page 527.

LANDLORD'S ORIGINAL c/o Cabot, Cabot & Forbes
ADDRESS:            99 Summer Street
                    Boston, MA  02110

TENANT:             Lotus Development Corporation

TENANT'S            55 Cambridge Parkway
ADDRESS:            Cambridge, Massachusetts  02142

COMMENCEMENT DATE:  May 1, 1994

TENANT'S SPACE:     The portions of the Building shown on Exhibit
B hereto, consisting of 261,222 net rentable square feet.

BUILDING:           As defined in Section 2.1.

PREMISES:           As defined in Section 2.1.

TERM:               A period commencing on the Commencement Date
and terminating at midnight on April 30, 2005, as such term may be extended pursuant to Section 2.9, and subject to the Early
Expiration Option set forth in Section 2.12.




LEASE YEAR:         Each period of time from May 1 until the
following April 30.


ANNUAL FIXED RENT:       Lease Year 1:  $8,899,570.00
                         Lease Year 2:  $5,319,884.00
                         Lease Year 3:  $5,434,232.00
                         Lease Year 4:  $5,948,901.00
                         Lease Year 5:  $6,363,936.00
                         Lease Year 6:  $6,379,384.00
                         Lease Year 7:  $6,917,643.00
                         Lease Year 8:  $6,933,825.00
                         Lease Year 9:  $6,950,465.00
                         Lease Year 10: $6,967,471.00
                         Lease Year 11: $6,984,936.00


TOTAL RENTABLE
FLOOR AREA OF
THE BUILDING:       268,710 net rentable square feet


PERMITTED USES:     Office; technical office for research and
development of computer software and related products and to the extent permitted by law the ancillary sale, service, demonstration and storage of computer software and related products.


PUBLIC LIABILITY
INSURANCE:          Combined Single Limit - $2,000,000


MORTGAGE:           As defined in Section 9.1.

     1.2  Exhibits.  These are incorporated as a part of this
Lease:

          EXHIBIT A -    Description of Lot

          EXHIBIT B -    Floor Plans showing Premises

          EXHIBIT C -    Landlord Services

          EXHIBIT D -    Examples of Items Included in Building
M&R

          EXHIBIT E -    Agreement Regarding Operating Expenses
                         and Existing Leases

          EXHIBIT F -    List of Tenant's Equipment and Trade
Fixtures

          EXHIBIT G -    Outline of Restructuring of Interest of
Lotus Development Corporation in CC&F Riverside Place Limited
Partnership

     1.3  Table of Articles and Sections.


ARTICLE I - Reference Data
1.1   Subjects Referred To                                  1
1.2   Exhibits                                              3
1.3   Table of Articles and Sections                        3

ARTICLE II - Premises, Term and Rent
2.1   The Premises                                          7
2.1.1 Parking Garage                                        7
2.2   Rights to Use Common Facilities                       9
2.3   Landlord Reservations                                 9
2.4   Habendum                                             10
2.5   Monthly Fixed Rent Payments                          10
2.6   Operating Expenses and Adjustments                   10
2.7   Real Estate Taxes                                    21
2.8   Due Date of Additional Payments                      24
2.9   Extension Option                                     25
2.10  Fair Market Net Rent                                 26
2.11  Agreement Regarding Operating Expenses and
      Existing Leases                                      31
2.12  Early Expiration Option                              31

ARTICLE III - Construction
3.1   Current Condition of Premises                        31
3.2   Alterations and Additions                            33
3.3   General Provisions Applicable to Construction        36
3.4   License for Use of Roof Space                        36

ARTICLE IV - Landlord's Covenants; Interruptions and Delays
4.1   Landlord's Covenant's                                43
4.1.1 Services Furnished by Landlord                       43
      4.1.2    Additional Services Available to Tenant     44
      4.1.3    Roof, Exterior, Floor Slab and
               Common Facility Repairs                     44
      4.1.4    Signs and Building Name                     44
      4.1.5    Quiet Enjoyment                             45
      4.1.6    Payment of Litigation Expenses              45
4.2   Interruptions and Delays in Repairs                  45
4.3   Landlord's Insurance                                 51

ARTICLE V - Tenant's Covenants
5.1   Payments                                             52
5.2   Repair and Yield Up                                  52
5.3   Use...........                                       53
5.4   Obstructions; Items Visible From Exterior;
      Rules and Regulations                                54
5.5   Safety Appliances; Licenses                          55
5.6   Assignment; Sublease                                 55
5.7   Indemnity; Liability Insurance                       57
5.8   Personal Property At Tenant's Risk;
      Tenant's Insurance on Personal Property              59
5.9   Right of Entry                                       60
5.10  Floor Load                                           60
5.11  Personal Property Taxes                              61
5.12  Payment of Enforcement Expenses                      61
5.13  Compliance with Insurance Regulations                61
5.14  Tenant's Self-Help.                                  62
5.15  Hazardous Substances                                 65

ARTICLE VI - Casualty and Taking
6.1   Termination or Restoration; Rent Adjustment          68
6.2   Eminent Domain Damages                               70
6.3   Temporary Taking                                     70

ARTICLE VII - Default
7.1   Events of Default                                    71
7.2   Damages                                              73

ARTICLE VIII - Miscellaneous
8.1   Computation of Rental Floor Areas                    74
8.2   Notice of Lease; Consent or Approval; Notices;
      Bind and Inure; Trust Estate                         75
8.3   Failure to Enforce                                   76
8.4   Acceptance of Partial Payments of Rent               77
8.5   Cumulative Remedies                                  77
8.6   Partial Invalidity                                   78
8.7   Landlord's Self-Help                                 78
8.8   Tenant's Estoppel Certificate                        79
8.9   Waiver of Subrogation                                80
8.10  All Agreements Contained                             80
8.11  Brokerage                                            80
8.12  Submission Not an Option                             81
8.13  Applicable Law                                       81
8.14  Waiver of Jury Trial                                 81
8.15  Holdover                                             81
8.16  Evidence of Corporate Authority                      82
8.17  Americans With Disabilities Act                      82
8.18  Riverside Place Limited Partnership                  83

ARTICLE IX - Rights of Parties Holding Prior Interests
9.1   Lease Subordinate - Superior                         83
9.2   Modification, Termination or Cancellation            85
9.3   Rights of Holder of Mortgage                         85
9.4   Implementation of Article IX                         86

ARTICLE II

Premises, Term and Rent

     2.1 The Premises. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, Tenant's Space in the Building, excluding exterior faces of exterior walls, floor slabs, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, fire tower, fire tower court, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, but including all tenant special installations, stairs, special flues, dumbwaiter shafts and special air conditioning facilities, specially installed or leased telephone or electric switchboard, and if Tenant's Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobby and toilets located on such floor. Tenant's Space with such inclusions and exclusions is hereinafter referred to as the "Premises". The term "Building" means the building erected on the Lot by Landlord, including the Parking Garage (as hereinafter defined), and the term "Lot" means all, and also any part of, the land described in Exhibit A plus any additions less any deletions thereto resulting from the change of any abutting street line. "Property" means the Building and Lot.

          2.1.1 Parking Garage. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord 382 parking spaces in the Building's parking garage (the "Parking Garage"), eight
(8) of which parking spaces are currently not used by Tenant for parking motor vehicles. Tenant agrees that of the 382 parking spaces available for its use, six (6) parking spaces are required to be set aside for handicapped use. Tenant shall be solely responsible for accommodating handicapped parkers from the 382 spaces made available to Tenant for its use.
     Tenant shall have the right to sublet parking spaces in the Parking Garage provided that Tenant first gives Landlord notice of the identity of the proposed subtenant and Landlord approves such subtenant, which approval will not be unreasonably withheld. For each parking space so sublet, Landlord shall be entitled to receive on a monthly basis one-half of all amounts received by Tenant in excess of the "monthly parking base" (as defined below) during the initial Term, and if Tenant exercises the Extension Option pursuant to Section 2.10, one-half of all amounts received by Tenant in excess of the monthly portion of the Fair Market Parking Charge (as defined in Section 2.10) per space during the Term as so extended, whether such amounts received by Tenant are characterized as consideration for the sublease, differences in rent, or otherwise. The monthly parking base shall mean $125.00 during the first Lease Year, $125.00 during the second Lease Year, $128.13 during the third Lease Year, $131.33 during the fourth Lease Year, $134.61 during the fifth Lease Year, $137.98 during the sixth Lease Year, $141.43 during the seventh Lease Year, $144.96 during the eighth Lease Year, $148.59 during the ninth Lease Year, $152.30 during the tenth Lease Year and $156.11 during the eleventh Lease Year.

     2.2 Rights to Use Common Facilities. Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice and provided such rules do not materially interfere with Tenant's use of the Premises: (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others,
(b) common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor.

     2.3  Landlord Reservations.   Landlord reserves the right
from time to time, without unreasonable interference with Tenant's use and, except during an emergency, after written notice given to Tenant: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or
better.   Installations, replacements and relocations referred to
in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

     2.4 Habendum. Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing for the Term unless sooner terminated as expressly provided herein.
     The word "Term" refers as of any particular time to the initial Term set forth in Section 1.1 and also to any extension thereof with respect to which Tenant has, as of that time, exercised its Extension Option set forth in Section 2.10.

     2.5 Monthly Fixed Rent Payments. Tenant shall pay, without notice or demand, monthly installments of 1/12 of the Annual Fixed Rent (sometimes hereinafter referred to as "fixed rent") in advance for each full calendar month of the Term and the corresponding fraction of said 1/12 for any fraction of a calendar month at the beginning or end of the Term. At the request of Landlord portions of Annual Fixed Rent and additional rent shall be paid to one or more parties at such addresses as may be directed by Landlord in writing from time to time.

     2.6  Operating Expenses and Adjustments.
     (a) The "Operating Expenses for the Property" means the costs of operation of the Property including, without limitation, the following: premiums for insurance carried with respect to the Property (including without limitation insurance against loss in case of fire or casualty and loss of monthly installments of fixed and additional rent, liability insurance, and such insurance as may be required by any management agreement, mortgage, deed of trust or ground lease); compensation and all fringe benefits, worker's compensation insurance premiums and payroll taxes (sometimes referred to herein as "Labor Expenditures") paid to, for or with respect to all persons engaged in operating, maintaining, or cleaning the Building or Lot (excluding such Labor Expenditures paid to or with respect to any person engaged in investigating, designing or performing Special Structural Repairs (as defined below) or any Capital Repairs (as defined below) which are not Cost-Saving Capital Items or Code-Compliance Capital Items (each as defined below)); steam, water, sewer, electric, gas, oil and telephone charges (excluding utility charges separately chargeable to tenants for additional or special services); cost of Building and cleaning supplies and equipment; cost of Building security; cost of maintenance, cleaning and repairs including maintenance and repair of the roof, exterior walls, floor slabs, elevators, and common areas and facilities other than "Special Structural Repairs" and "Capital Repairs", as hereinafter defined, provided, however, there shall be included depreciation for capital expenditures and Labor Expenditures associated therewith made by Landlord to reduce operating expenses ("Cost-Saving Capital Items"), if Landlord shall have reasonably demonstrated to Tenant, with acknowledgment by Tenant of such demonstration by Landlord not to be unreasonably withheld by Tenant, that the annual reduction in operating expenses shall exceed depreciation therefor, and there shall be included depreciation for capital expenditures and Labor Expenditures associated therewith made by Landlord to comply with legal requirements imposed after the date of this Lease ("Code-Compliance Capital Items") (depreciation in the case of Cost-Saving Capital Items and Code-Compliance Capital Items shall equal a level monthly charge which would theoretically amortize the capital item at an interest rate of 9% per annum over the useful life of the capital item (and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles in effect at the time of acquisition of the capital item)); cost of interior landscaping and pest control; cost of snow removal and care of non-interior landscaping on the Lot and the adjacent park (except as set forth below); payments under service contracts with independent contractors and management fees at reasonable rates consistent with the type of occupancy, the service rendered and the size of the Building and subject to the management fee limitations set forth below; and all other reasonable and necessary expenses paid in connection with operating, cleaning and maintaining the Building and Lot; but specifically excluding the following: (a) costs of special services rendered to tenants for which a separate charge is made; (b) any costs incurred for the exclusive benefit of a specific tenant or of space occupied by Landlord, such as costs for any alteration, renovation, redecoration or finish of any space occupied by another tenant or by Landlord; (c) salaries of officers and executives of Landlord and Landlord's administrative overhead costs; (d) any costs arising from the negligent acts or omissions or intentional misconduct of the Landlord, its agents, employees or contractors;
(e) leasing fees or commissions and advertising costs in connection with the Building; (f) interest, mortgage charges, financing and refinancing costs, ground rent and taxes (except as otherwise provided in Section 2.7); (g) any costs of reconstruction or other work incurred in connection with any fire or other casualty insured or required to be insured against hereunder, except with respect to the amount of any deductible amount under any insurance policy up to $25,000; (h) management fees paid to Landlord except to the extent Landlord actually manages the Building, and then subject to the Management Fee Cap set forth below; (i) attorneys fees incurred in leasing space in the Building or in enforcing the obligations of other tenants in the Building; (j) major landscaping of the Lot or the adjacent park initiated by the Landlord; and (k) capital expenditures and depreciation (except as otherwise provided herein), including, without limitation, repairs of a structural nature required under
Section 4.1.3 hereof which are not properly chargeable against income or reimbursed from contractors under guaranties ("Capital Repairs"), and any costs of Landlord associated with the investigation of the status of, and any resulting repair or replacement required under Section 4.1.3 hereof ("Special Structural Repairs") of the Building's structural panels ("Special Structural Matters"). For the purposes of distinguishing between Capital Repairs and repairs which are not Capital Repairs, the parties agree that it is their intention and agreement that repairs which do not materially add to the value of the Building nor appreciably prolong its life, but keep it in an ordinarily efficient operating condition, are not Capital Repairs; repairs in the nature of replacement necessitated by material deterioration, or which appreciably prolong the life of the asset repaired, shall be considered Capital Repairs. Operating expenses for the Property shall be reduced by the amount of insurance, reimbursement, discount or allowance received by Landlord in connection with such costs.
     Further, Operating Expenses for the Property shall not include in any Lease Year that portion of any management fees, excluding Labor Expenditures for persons engaged on-site in the management of the Property, in excess of the "Management Fee Cap" (as defined below). Such Labor Expenditures shall not be subject to the Management Fee Cap. The "Management Fee Cap" shall be the "Fair Market Management Fee" (as defined below) for each calendar year or portion thereof through the end of the initial Term. "Fair Market Management Fee" shall, subject to the immediately preceding sentence, be the fee generally charged for building management services for buildings in Boston and Cambridge similar in size and type of occupancy and with similar facilities, amenities and services as the Building; provided, however, that commencing in the second Lease Year, the Fair Market Management Fee shall in no event exceed the product of $110,000 multiplied by a fraction, the numerator of which is the CPI Index (as defined below in this Section 2.6) as of January 1 of the year for which the Fair Market Management fee is to be determined, and the denominator of which is the CPI Index as of January 1, 1995. The Landlord and Tenant agree that the management fee for the first Lease Year shall be $180,000. Prior to May 1, 1995 and January 1 of each year thereafter through 2005, the parties shall attempt in good faith to agree on the amount of the Fair Market Management Fee for that calendar year, but if the parties fail to so agree, either party may submit such disagreement as to the amount of the Fair Market Management Fee to mediation administered by the BOMA Mediation Service in accordance with applicable BOMA ADR Rules, as the same may be amended from time to time. The parties will attempt in good faith to resolve such disagreement through such mediation but if the parties have not so agreed after 30 days from the time of submission to mediation, then the parties shall submit the disagreement to arbitration by the BOMA Arbitration Service in accordance with said BOMA ADR Rules. Each party shall pay its own counsel fees and expenses, if any, in connection with any mediation and, if needed, arbitration. The parties shall share equally the fees and expenses of the mediator, any arbitrator and any fees due BOMA.
     To the extent that Landlord is at any time obligated hereunder to provide any services hereunder, such services may be performed by subsidiaries or affiliates of CC&F Investment Company Limited Partnership or of Landlord, provided that the contracts for the performance of such services shall be competitive with similar contracts and transactions with unaffiliated entities for the performance of such services in comparable buildings in the Cambridge area. Landlord agrees that it will hire a reputable management company qualified and experienced in management of similar first-class office buildings to perform the general management of the Building. In addition, Landlord agrees that, in order to ensure that qualified subcontractors are providing subcontracted services at competitive prices, Tenant shall have the right to approve the award by Landlord's general management company of subcontracts relating to cleaning, window-washing, rubbish-removal, and other similar major subcontracts, if any, but excluding any subcontracts that relate to structural elements of the Building or to Building M&R (as defined below); provided, however, that
(i) when Tenant is notified of the material terms of a proposed major subcontract Tenant shall notify Landlord within fifteen
(15) days of its approval or disapproval of the proposed subcontract and if Tenant fails to do so Tenant shall be deemed to have approved of said subcontract, and (ii) Tenant shall not unreasonably withhold its approval of a proposed subcontract. Tenant shall have the right to select the subcontractor to provide security services for the Building. With respect to subcontractors for maintenance and repair of elevators and heating, ventilation and air conditioning equipment, the Landlord will in good faith consider input from the Tenant regarding the selection thereof.
     Notwithstanding the foregoing provisions of this Section 2.6(a), Landlord agrees that during the initial Term (but not during any extension thereof), the portion of Operating Expenses for the Property attributable to "Building M&R" (as defined below) chargeable to Tenant as one of the Operating Expenses Allocable to the Premises (as defined below) will not exceed the "Building M&R Cap" (as defined below). "Building M&R" shall mean maintenance, repairs and replacements on or to the roof, exterior walls, building systems (plumbing, HVAC, mechanical and electrical), floor slabs, elevators or other structural elements which would not constitute a Capital Repair, Special Structural Repair, or a repair or replacement which would give rise to a Code-Compliance Capital Item (a "Code-Compliance Capital Repair") or Cost-Saving Capital Item (a "Cost-Saving Capital Repair"), as more fully described in Exhibit D.
     "Building M&R Cap" shall mean $235,000 per calendar year for 1994 through 2005 (adjusted to reflect partial calendar years occurring at the beginning and end of Term); provided, however, that, to reflect cost-of-living increases after the Commencement Date, the amounts listed above for each calendar year commencing with 1996 through and including 2005 (but applied only through April 30, 2005) shall be increased on an annual basis by the same percentage, if any, by which the Consumer Price Index for All Urban Consumers for Boston (1982-84=100) (the "CPI Index") as of January 1 of the year in which the Building M&R Cap is to be determined exceeds the CPI Index as of January 1, 1995. In addition, in the 1994 calendar year the Landlord shall perform deferred Building M&R on the Parking Garage, having a budget cost of $70,300 (the "Deferred Parking Garage M&R"). The entire amount of the Deferred Parking Garage M&R shall be permitted Operating Expense for the Property. $46,867 of the Deferred Parking Garage M&R shall not be subject to the Building M&R Cap and $26,633 of the Deferred Parking Garage M&R shall be subject to the Building M&R Cap. In addition, in the event Tenant requests Landlord to paint the Parking Garage, the cost of such painting shall an Operating Expense for the Property which is not subject to the Building M&R Cap.
     Landlord shall have the right, but not the obligation, to amortize the cost of any individual item of Building M&R, the cost of which (including the labor costs associated therewith) exceeds $12,000, by including in Operating Expenses a level monthly charge which would theoretically amortize the item at an interest rate of 9% per annum over the useful life of such item, as determined in accordance with generally accepted accounting principles in effect at the time the cost is incurred, provided that the portion of such cost charged to Tenant in each year shall be included in the costs which are subject to the Building M&R Cap.
     (b) "Operating Expenses Allocable to the Premises" means the same proportion of the Operating Expenses for the Property as rentable floor area of Tenant's Space from time to time bears to the Total Rentable Floor Area of the Building.
     (c) "Tax Expenses Allocable to the Premises" and "Landlord's Tax Expenses" shall have the meanings assigned in
Section 2.7.
     (d) "Premises Expenses" shall mean the sum of the Operating Expenses Allocable to the Premises and the Tax Expenses Allocable to the Premises.
     (e) Tenant shall pay to Landlord, as additional rent, Premises Expenses in excess of $9.00 per annum per net rentable square foot prorated in the case of the first and last Lease Years (the "Premises Expense Base"); provided, however, that if Tenant has exercised the Extension Option, the Premises Expense Base for the Term as so extended shall be the Premises Expenses for calendar year 2004.
     (f) Not later than ninety (90) days after the end of the first calendar year, or fraction thereof ending December 31, and of each succeeding calendar year during the Term, or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to sound accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Premises Expenses. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof, as the case may be, the amounts of Premises Expenses already paid by Tenant as additional rent, and the amount of Premises Expenses remaining due as additional rent from, or overpaid by, Tenant for the year or other period covered by the statement. Provided Tenant is not in default hereunder, any amounts so overpaid shall be applied against future payment thereafter becoming due under this Section 2.6. Within 30 days after the date of delivery of such statement, Tenant shall pay to Landlord as additional rent the balance of the amounts, if any, required to be paid pursuant to the provisions hereof with respect to the preceding year or fraction thereof. Tenant shall have the right at its own cost and expense, upon not less than ten (10) business days' notice, to inspect during usual business hours those portions of the books and records kept by Landlord relating to the Premises Expenses.
     In addition, Landlord shall prepare and deliver to Tenant, together with the statement of expenses for the prior calendar year of the Term (or fraction thereof), a budget for the then-current calendar year based on the statement of expenses for the prior year and projected increases or decreases in Premises Expenses reasonably anticipated by Landlord. Commencing with the first day of the first month following the delivery to Tenant of each budget referred to above and on the first day of each month thereafter until delivery to Tenant of the next such budget, Tenant shall pay to Landlord as additional rent, on account toward Tenant's share of increases in Premises Expenses anticipated for the then-current year, one-twelfth of the total annualized amount by which Premises Expenses for the then-current year exceed the Premises Expense Base, as shown on the budget for such year.

     2.7  Real Estate Taxes.
     Terms used herein are defined as follows:
          (i) "Tax Year" means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.
         (ii) "Landlord's Tax Expenses" with respect to any Tax Year means the aggregate real estate taxes on the Property with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.
        (iii) "Tax Expenses Allocable to the Premises" means the same proportion of Landlord's Tax Expenses as the rentable floor area of Tenant's Space from time to time bears to the Total Rentable Floor Area of the Building.
         (iv) "Real Estate Taxes" means all taxes and special assessments of every kind and nature assessed by any governmental authority on the Lot or the Building or the Property which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Lot, the Building and the Property, and reasonable expenses incurred by Landlord for any proceedings for abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. Except as otherwise required by the holder of any mortgage on the Property, Landlord shall pay such special taxes or special assessments over the longest period of time permitted by law. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term "Real Estate Taxes" but only to the extent that the same would be payable if the Lot, Building and Property were the only property of Landlord.
     After the Commencement Date, if Tenant shall deem itself aggrieved by the amount of any such Real Estate Taxes it may seek an abatement of such taxes by the commencement and diligent prosecution of appropriate proceedings. To the extent required by law, such proceeding may be maintained in the name of Landlord, and to the extent so required Landlord agrees to execute such applications and other documents as may reasonably be required to effectuate the foregoing. Landlord may participate in any proceedings initiated by Tenant, and Tenant shall not discontinue or settle any abatement proceedings begun by it without first giving Landlord prior notice of its intent so to do and in the case of any proposed settlement, receiving Landlord's consent, which consent shall not be unreasonably withheld, and in the case of Tenant's proposed discontinuance, affording Landlord reasonable opportunity to be substituted in such proceedings. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from and against all loss, cost or expenses arising in connection with such abatement proceedings, including, without limitation, administrative costs and expenses and any increase in taxes on the Lot and Building subject to the abatement proceeding for the tax period to which such proceeding related, but excluding expenses incurred by Landlord as a result of Landlord's voluntary participation in proceedings initiated by Tenant. Nothing contained herein shall prohibit Landlord at any time from initiating a tax abatement proceeding in its sole discretion. The reasonable cost of any tax abatement proceeding initiated by Landlord shall be an Operating Expense provided that the initiation of the proceeding has been approved in writing by Tenant, which approval may be given or withheld in Tenant's sole discretion.

     2.8 Due Date of Additional Payments. Except as otherwise specifically provided herein, any sum, amount, item or charge designated or considered as additional rent in this Lease shall be paid by Tenant to Landlord on the first day of the month following the date on which Landlord notifies Tenant of the amount payable or on the thirtieth day after the giving of such notice, whichever shall be later. Any such notice shall specify in reasonable detail the basis of such additional rent. Except as expressly set forth herein, fixed rent and additional rent shall be paid by Tenant to Landlord without offset or deduction.

     2.9 Extension Option. Provided that at the time of exercise of the option and the commencement of the extended Term
(i) Tenant has not assigned this Lease or sublet more than 100,000 square feet of the Premises, except pursuant to the last paragraph of Section 5.6, (ii) there is no Event of Default then existing under this Lease, (iii) the Lease has not been otherwise terminated, and (iv) Tenant or its sublessees or assignees pursuant to the last paragraph of Section 5.6 are in physical occupancy of the Premises, then Tenant shall have the option to extend the Term for one (1) period of five (5) years (the "Extension Option"). If Tenant chooses to exercise the Extension Option, Tenant shall do so by written notice to Landlord given no less than twelve (12) months prior to the expiration of the then current Term (the "Extension Exercise Date"). Failure of Tenant to exercise such option in a timely manner shall terminate Tenant's right to lease and occupy the Premises beyond the then current Term, and shall terminate all further rights under the Extension Option set forth in this
Section 2.9. The terms and conditions of this Lease during such extension shall be the same as contained herein, except that (i) the Annual Fixed Rent for the Premises shall be the sum of (w) the greater of (i) 95% of the Fair Market Net Rent (as defined below) for the Premises and (ii) $3,918,330, plus (x) the Premises Expenses in calendar year 2004, plus (y) the greater of
(i) 95% of the Fair Market Parking Charge (as defined below) and
(ii) $715,608; and (ii) Tenant shall have no additional options to extend the Term.

     2.10 Fair Market Net Rent. If the Tenant wishes to determine the Annual Fixed Rent which would be payable if Tenant were to exercise the Extension Option, Tenant shall, at least four (4) months prior to the Extension Exercise Date, notify Landlord (the "Tenant's Request Notice") that Tenant requests Landlord to propose a fair market net rent for the Premises and fair market charge for the parking spaces in the parking garage for the extension period. After Landlord has received Tenant's Request Notice, then no later than the later to occur of (i) four months prior to the Extension Exercise Date, or (ii) fifteen (15) days from the date of Tenant's Request Notice (the "Landlord's Response Date"), Landlord shall propose a fair market net rent for the Premises (the "Landlord's Proposed Fair Market Net Rent") and a fair market charge for the parking spaces (the "Landlord's Proposed Fair Market Parking Charge") and give written notice thereof to Tenant. "Fair Market Net Rent" for purposes of this Lease shall mean the rental income, net of the Premises Expenses in calendar year 2004 which will be included in the Annual Fixed Rent during the Extension Term, that the demised premises would most probably command on the open market as indicated by current rentals being paid for comparable space (as of the time such rental will become effective), giving due consideration to all matters as are customarily and appropriately considered by landlords and tenants engaged in leasing similar space in the vicinity of the demised premises as of the time of such determination. "Fair Market Parking Charge" for purposes of this Lease shall mean the amount that could be charged for the parking spaces on the open market as indicated by current charges being paid for comparable parking spaces (as of the time such charges will become effective), giving due consideration to all matters as are customarily and appropriately considered by landlords and tenants for similar parking spaces in the vicinity of the Building as of the time of such determination.
     The Landlord's Proposed Fair Market Net Rent shall be the "Fair Market Net Rent" and Landlord's Proposed Fair Market Parking Charge shall be the "Fair Market Parking Charge" unless Tenant notifies Landlord, within fifteen (15) days of the date of Landlord's notice containing Landlord's Proposed Fair Market Net Rent and Landlord's Proposed Fair Market Parking Charge proposal, that Landlord's Proposed Fair Market Net Rent, or Landlord's Proposed Fair Market Parking Charge, or both, is not satisfactory to Tenant (a "Tenant's Appraisal Notice"), in which event the Fair Market Net Rent, or the Fair Market Parking Charge, or both, shall be determined by the following appraisal procedure. In addition, if Tenant has delivered a Tenant's Request Notice to Landlord and Landlord fails to respond within the time period required, Tenant may within 15 days after the Landlord's Response Date deliver notice to Landlord that the Fair Market Net Rent or Fair Market Parking Charge, or both, as the case may be, are to be determined by the following appraisal procedure.
     Within fifteen (15) days of the date of Tenant's Appraisal Notice, Landlord and Tenant shall each appoint an appraiser who is a reputable independent commercial real estate consultant, professional appraiser or broker, each of whom shall have at least ten (10) years of experience in the Cambridge office rental market and each of whom is hereinafter referred to as an "appraiser". Within forty-five (45) days of the date of Tenant's Appraisal Notice, Landlord and Tenant shall each notify the other of its respective appraiser's determination of the Fair Market Net Rent or Fair Market Parking Charge, or both, as the case may be. If the appraisers' determinations of either the Fair Market Net Rent or Fair Market Parking Charge, or both, are the same, the appraisers' determinations of the Fair Market Net Rent or Fair Market Parking Charge, or both, as the case may be, will be the "Fair Market Net Rent" or "Fair Market Parking Charge," or both, respectively. If the appraisers' determinations of the Fair Market Net Rent or Fair Market Parking Charge differ by an amount less than or equal to ten (10%) percent of the lower value in either case, the Fair Market Net Rent or Fair Market Parking Charge, or both, as the case may be, shall each be the average of the two corresponding determinations. If the appraisers' determinations of the Fair Market Net Rent or Fair Market Parking Charge, or both, differ by more than ten (10%) percent of the lower value in either case, the two appraisers shall, within ten
(10) days of the date of the later of the two determinations, appoint a third appraiser. If the appraisers cannot agree on the identity of a third appraiser, then either party on behalf of both may apply to the President of the New England Chapter of the American Institute of Real Estate Appraisers, or on its failure or inability to commence an appraisal within ten (10) days of the application to that person to act, to a court of competent jurisdiction, for the appointment of an appraiser to serve as the third appraiser. The third appraiser shall within fifteen (15) days of his or her appointment make his or her determination of the Fair Market Net Rent or Fair Market Parking Charge, or both, as the case may be.
     The "Fair Market Net Rent" or the "Fair Market Parking Charge", or both, shall be deemed to be the average of (i) the determination of the third appraiser of the Fair Market Net Rent or Fair Market Parking Charge, or both, as the case may be, and
(ii) the prior corresponding determination of an appraiser which is closest in amount thereto. The Fair Market Net Rent of the subject space and the Fair Market Parking Charge for the parking spaces in the Parking Garage, each determined in accordance with the provisions of this section, shall be binding and conclusive on Tenant and Landlord.
     The cost and expense of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser, and the cost and expense of the third appraiser shall be shared equally by Tenant and Landlord.
     Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the "failing party"), the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice and if the failing party shall not respond by appointment of its appraiser within said ten (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of the Fair Market Net Rent and Fair Market Parking Charge shall be binding and conclusive upon Tenant and Landlord. In no event shall the date by which Tenant must exercise the Extension Option pursuant to Section 2.9 be extended for purposes of this Section 2.10, provided that so long as Tenant's Request Notice has been given at least four (4) months prior to the Extension Exercise Date, if, through no fault of Tenant, the appraisers' determination has not been made at least fifteen (15) days prior the Extension Exercise Date, the Extension Exercise Date shall be deemed to have been extended until the first to occur of (x) fifteen (15) days after the appraisers' determination has been made and (y) ten (10) months prior to the expiration of the then current Term. Time is of the essence with respect to the Extension Option.

     2.11 Agreement Regarding Operating Expenses and Existing Leases. Reference is made to certain "Existing Leases" (as defined in Exhibit E) between Landlord and Tenant relating to portions of the Building. Simultaneously with the execution hereof, Landlord and Tenant shall execute and deliver to each other the Agreement regarding Operating Expenses and Existing Leases in the form of Exhibit E hereof.

     2.12  Early Expiration Option.
     Tenant shall have the option (the "Early Expiration Option"), exercisable by written notice to Landlord given no later than April 30, 2001 (the "Early Expiration Notice") to cause the Term of this Lease to come to an end at Midnight on April 30, 2002 (the "Early Expiration Date"), as if this Lease had originally provided that such date would be the scheduled expiration of the Term. Time is of the essence with respect to the Early Expiration Option, and if Tenant fails to timely exercise it, it shall be deemed to have been irrevocably waived.

ARTICLE III

Condition of the Premises

     3.1 Current Condition of Premises; Allowance. Tenant acknowledges that the Premises and the Parking Garage are in satisfactory condition. Tenant shall accept the Premises in their "as is" condition as of the Commencement Date. Except as otherwise provided in this Lease, Landlord has no obligation to Tenant to make any additions or alterations to the Premises, the Building or the Lot.
     If Tenant undertakes alterations and additions to the Premises prior to the end of the second Lease Year and provided that (i) Landlord and the holders of any Mortgage (as defined in Section 9.1) are reasonably satisfied (by inspection, if required) that such alterations and additions have been completed on a lien-free basis in accordance with applicable law, (ii) no Event of Default has occurred hereunder and is continuing, and
(iii) Tenant has delivered to Landlord an Estoppel Certificate (as defined in Section 8.8), at Tenant's option and request, Landlord shall reimburse Tenant in the manner hereinafter set forth the lesser of (x) its out-of-pocket costs of design and construction of such alterations and additions, as evidenced by paid invoices and receipts or other evidence reasonably satisfactory to Lessor, and (y) $1,000,000 (the "Allowance").
The Tenant may draw the Allowance in two (2) requisitions. The first requisition shall be paid to Tenant on the first anniversary of the Commencement Date and the second requisition shall be paid to Tenant on the second anniversary of the Commencement Date. Commencing on the date of each such payment of the Allowance, Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month through and including the month ending on April 30, 2002, that portion of the Allowance paid to Tenant in such requisition which will fully amortize the amount of such requisition by April 30, 2002, including interest on the unamortized portion thereof at an interest rate of 9% per annum. By way of example, if the first requisition is for $600,000, then commencing on May 1, 1995 and ending on April 30, 2002, the Tenant shall pay Landlord additional rent in the amount of $9,581.58 per month. If an additional $350,000 is requisitioned on May 1, 1996, then commencing on May 1, 1996 and ending on April 30, 2002, the Tenant shall pay Landlord additional rent for the second requisition in the amount of $6,261.97 per month.

     3.2 Alterations and Additions. Except as set forth below, Tenant shall not make alterations and additions to Tenant's Space, except in accordance with plans and specifications first approved by Landlord, which approval shall not be unreasonably withheld. Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which do not satisfy the "Alteration Conditions", which means they will not
(a) involve or affect any structural or exterior element of the Building (including, without limitation, Building systems), any area or element outside of the Premises, or any facility serving any area of the Building outside of the Premises (including, without limitation, any other tenant), or (b) require unusual expense to readapt the Premises to normal office use on Lease termination, unless in the case of (b) Tenant first gives assurance reasonably acceptable to Landlord that such readaptation will be made prior to such termination without expense to Landlord. Notwithstanding the foregoing, Tenant shall be entitled to undertake alterations and additions the cost of which in the aggregate for all alterations and additions which are reasonably related to each other are less than $100,000, provided that the alterations and additions satisfy the Alteration Conditions, and Tenant gives notice of such alterations and additions prior to the time they are made.
     Tenant shall provide to Landlord within a reasonable time of completion of all alterations or additions, regardless of the cost thereof, complete as-built plans and specifications for such alterations and additions. All alterations and additions shall at Landlord's option become a part of the Building, which option must be exercised at the time Landlord consents to such alterations or additions, or, if consent is not necessary, within 15 days of Landlord's receipt of the notice required by the preceding sentence. All of Tenant's alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Lot or interfere with Building operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by Landlord (such approval not to be unreasonably withheld). Tenant before its work is started shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them, and in the event that the cost in the aggregate for all alterations and additions which are reasonably related to each other as part of such work exceeds $100,000, security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and commercial general liability insurance with such limits as Landlord may reasonably require, but in no event less than a combined single limit of $1,000,000 or such lesser amount as may be approved by Landlord in writing (all such insurance to be written in companies reasonably approved by Landlord and insuring Landlord and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises and immediately to discharge any such liens which may so attach, which discharge may be by Tenant's posting a bond in the amount of such lien provided that such bond shall name in addition to Owner the holder from time to time of any Mortgage and the ground lessor under the Ground Lease. Nothing in this Section shall preclude Tenant from contesting any claim by any contractor or materialman provided that any lien in connection therewith is discharged as aforesaid.

     3.3 General Provisions Applicable to Construction. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects.
     3.4 License for Use of Roof Space. Subject to the conditions and provisions of this Section 3.4, Landlord hereby grants to Tenant a license to utilize for the purposes described below and from time to time during the Term hereof, and at Tenant's sole risk and expense, portions of the roof of the Building (the "Roof Space"). The conditions under which Landlord grants said license to Tenant are as follows:

               A.   Tenant may install, use and maintain
communications microwave dishes, antennas, related control equipment and requisite cables (the "Equipment") on the Roof Space, and Tenant may install, use and maintain cables (the "Cables") between the Roof Space and the Tenant's premises in the Building, provided that Landlord in all cases shall have first approved in writing the locations of the Equipment and Cables, which approval shall not be unreasonably withheld or delayed.
The installation of the Equipment and the Cables shall be performed by a contractor acceptable to Landlord and shall be in accordance with plans and specifications approved in writing in advance by Landlord. The installation, use and maintenance of the Equipment and Cables shall in no way interfere with Landlord's operation of the Building or with the quiet enjoyment of the other tenants of the Building. If at any time Landlord shall reasonably deem it necessary or desirable to modify the plans and/or specifications pursuant to which the Equipment and Cables were installed for reasons of safety, Tenant shall perform such modifications promptly upon request by Landlord. Tenant and/or its contractor shall exercise a high standard of care in all of its activities in, on and about the Building and shall ensure that no mechanics' or materialmen's liens are placed on the Roof Space or the Building and will promptly remove any such liens so placed.

               B. Tenant shall bear all expenses in connection with the installation, use and maintenance of the Equipment and the Cables and the removal thereof.

               C. The Equipment and the Cables shall remain the property of the Tenant or its contractor. Tenant shall, at its expense, (1) remove the Equipment and the Cables on the expiration or sooner termination of this Lease and (2) upon removal of such equipment, restore Landlord's affected facilities to the condition they were in at the commencement of Tenant's occupancy of the Building, reasonable wear and tear excepted.

               D. Tenant shall maintain the Equipment and the Cables at all times in a state of good repair and good and safe condition at its sole cost and expense and shall not permit the Equipment or the Cables to decay, wear out or have an unsightly appearance; nor shall Tenant permit the Equipment or the Cables to deteriorate such that they may threaten to damage the Building, any portion thereof, or any occupants therein.
Landlord may, at its option, from time to time and at Tenant's expense, have testing and analysis performed to determine whether the Equipment and/or Cables will affect the integrity of the Building, and if such testing or analysis disclose any harmful effects, Tenant shall cure the same promptly upon request by Landlord. Tenant shall paint (and repaint when necessary) in a brick red color approved by Landlord such portions of the Equipment and Cables as are visible from the street level of surrounding properties.

               E.   Without limiting the provisions of Section
5.7 hereof, Tenant shall indemnify and hold Landlord harmless from and against any liability for injury, loss, accident or damage to any person or property, and from and against any claims, actions, proceedings, costs and expenses, including attorneys' fees, arising from Tenant's installation, use and maintenance of the Equipment and/or the Cables and the removal thereof, or resulting from the failure of Tenant to perform and discharge its covenants under this Section 3.4; provided, however, that Tenant shall not indemnify Landlord for any injury, loss accident or damage or any claims, actions, proceedings, costs or expenses which arise as a result of the negligence or willful misconduct of Landlord or its employees or contractors. Further, Landlord shall not be liable for any loss or damage due to imperfect or unsatisfactory communications experienced by Tenant for any reason whatsoever.

               F. The insurance maintained by Tenant pursuant to Section 5.7 hereof shall extend to and cover the Roof Space as well as those areas described in said Section 5.7. Tenant shall furnish Landlord with certificates of insurance evidencing such coverage prior to Tenant's exercise of its rights under this
Section 3.4.

               G. Tenant shall not do or allow any act or thing in, upon or about the Building in connection with the rights granted to Tenant under this Section 3.4 which will invalidate or conflict with fire insurance policies or public liability insurance policies covering the Building and fixtures and property therein.

               H. Tenant and its contractors shall comply with all applicable federal, state and municipal laws, ordinances and regulations, including, without implied limitation, local zoning and building codes and Federal Aviation Authority or Federal Communications Commission regulations and approvals, in connection with the installation, use and maintenance of the Equipment and the Cables. Landlord makes no representation whatsoever that Tenant is likely to obtain said permits and approvals to install, use and maintain the Equipment and the Cables and Landlord assumes no responsibility whatsoever for obtaining said permits and approvals.

               I. Landlord agrees to permit Tenant reasonable access, during normal business hours, to the Roof Space and such other areas of the Building designated by Landlord as are necessary to facilitate the installation, use and maintenance of the Equipment and the Cables and the removal thereof. Tenant shall notify Landlord prior to Tenant's entry of the Building to install or place the Equipment or the Cables, and Landlord shall inform Tenant as to a time for entry acceptable to it, the means of ingress and egress to be used by Tenant and any special preparation required of Tenant by Landlord in connection with the entrance and installation.
     Tenant and/or its contractor entering the Building to exercise the rights granted by this Section 3.4 shall at all times be subject to the direction and supervision of Landlord's building managerial staff, if any (and Landlord's security personnel, if any), or to the Manager, who shall have the right to (a) deny admittance to those persons who fail to show proper identification as agents or employees of Tenant and/or its contractor or (b) eject any such employees or agents who fail to follow such direction.

               J. In the event that any tax or assessment is made with respect to the Building on account of the Equipment or Cables by any federal, state or local governmental authority (whether assessed against Landlord, Tenant, the Roof Space, the Equipment and/or Cables), Tenant shall pay the same in a timely manner before any lien or penalty is assessed thereon.

               K. Tenant warrants that the installation and operation of the Equipment and the Cables will not cause material television, radio, or other interference, or any material amount of noise or annoyance, to tenants of the Building or occupants of neighboring properties, and that if it should occur, Tenant will, as soon as practicable, cease use of the Equipment until it has eliminated such interference, noise or annoyance.

               L.   The rights granted to Tenant pursuant to this
Section 3.4 are intended to be a license only and shall not be construed to give to Tenant any of the rights and privileges ordinarily associated with a leasehold or term of years.
Anything herein to the contrary notwithstanding, in the event Tenant breaches any of the covenants and conditions contained in this Section 3.4 and such breach continues for twenty (20) days after written notice of such breach is delivered by Landlord to Tenant, Landlord may terminate this license and the rights granted to Tenant pursuant to this Section 3.4.

               M.   The license granted herein is expressly
limited to the Equipment and the Cables described herein and shall not extend to any other use of the Roof Space by Tenant.

               N. If at any time in the future or during the course of renovation, alteration of improvements of the Building it becomes necessary to remove the Equipment or the Cables, Landlord, in cooperation with Tenant, may so remove the Equipment or the Cables so long as they are replaced or restored in such a way that Tenant is given equivalent service, provided that such removal, replacement or restoration shall be done at Landlord's expense if undertaken in connection with renovation, alteration or improvements of the Building. Said restoration or replacement shall commence as soon as reasonably possible and any interruption in service shall be limited to that extent reasonably necessary to do such work.

               O.   The rights granted to Tenant pursuant to this
Section 3.4 are subject to all recorded easements, encroachments, liens, mortgages and other matters of record and this license shall be subject and subordinate to any Mortgage and any recorded easement, recorded lien or agreement now or hereafter on the Building.

               P. The rights granted by this Section 3.4 are for the exclusive benefit of Tenant only and Tenant may not assign, lease, sell or otherwise transfer any of its rights hereunder (whether legal or equitable) without the express written consent of Landlord, which consent shall not be unreasonably withheld.

               Q. Landlord hereby approves and agrees that Tenant may keep, use and maintain, subject to all of the provisions of this Section 3.4, the Equipment and Cables installed on the Roof Space as of the date hereof (the "Existing Equipment and Cables"). In this regard, Landlord specifically approves the present locations of the Existing Equipment and Cables and agrees that Tenant shall not be required to seek from Landlord any additional approval of the Existing Equipment and Cables pursuant to the requirements of Section 3.4A above.
Tenant expressly agrees, however, that the Existing Equipment and Cables shall in all other respects be governed by the provisions of this Section 3.4.

ARTICLE IV

Landlord's Covenants; Interruptions and Delays

     4.1  Landlord's Covenants.  Landlord covenants during the
Term:

          4.1.1 Services Furnished by Landlord. To furnish services, utilities, facilities and supplies set forth in Exhibit C, and a lobby directory, equal in quality to those customarily provided by landlords in high quality buildings in Cambridge, the expense of which shall be charged in accordance with Section 2.6.

          4.1.2 Additional Services Available to Tenant. To furnish, at Tenant's expense, reasonable additional building operation services which are usual and customary in similar office buildings in Cambridge upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord.

          4.1.3 Roof, Exterior, Floor Slab and Common Facility Repairs. Except as otherwise provided in Article VI to make such repairs and replacements (including without limitation Capital Repairs and Special Structural Repairs) to all structural portions of the Building, including but not limited to, the roof, exterior walls, floor slabs, and common areas and facilities, as may be necessary to keep them in serviceable condition, the expense of which shall be charged in accordance with Section 2.6.

          4.1.4 Signs and Building Names. To provide and install, at Tenant's expense, letters or numerals on doors in the Premises to identify Tenant's official name and Building address, all such letters and numerals being in the building standard.
The signs on the exterior of the Building existing as of the date hereof may remain thereon and Tenant shall be permitted to modify such signs provided that prior to any such modification (i) Tenant has received Landlord's approval, which shall not be unreasonably withheld or delayed, and (ii) Tenant has obtained any approvals, permits, and licenses required under applicable laws, codes, ordinances, and regulations. Tenant shall remove all such signs and any modifications thereto prior to such time as Tenant vacates the Building, and upon such removal Tenant shall restore any portion of the Building damaged by such removal to good order, repair and condition.

          4.1.5 Quiet Enjoyment. That Tenant on paying the rent and performing the tenant obligations in this Lease shall peacefully and quietly have, hold and enjoy the Premises, subject to all of the terms and provisions hereof.

          4.1.6 Payment of Litigation Expenses. To pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligation of Landlord under this Lease.

     4.2 Interruptions and Delays in Repairs. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord fails to make any repairs or to perform any other duty or covenant to be performed on Landlord's part for reasons not due to Landlord's negligence, or is prevented or delayed from making any repairs or performing any other covenant or duty to be performed on Landlord's part by reason of any cause reasonably beyond Landlord's control, including without limitation, fire, unusual delays in transportation, delays in adjusting insurance awards, adverse weather conditions, casualties, governmental regulations, inability to obtain governmental approvals, unusual scarcity of labor or materials, and labor difficulties, (a "Force Majeure Event"), Landlord shall not be liable to Tenant therefor, for any consequential damages arising therefrom, nor, except as expressly otherwise provided in this Section 4.2 or in Section 6.1, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.
     Notwithstanding the foregoing provision of this Section 4.2, if for more than five (5) continuous days the use and occupancy of a material portion of the Premises for the Permitted Uses is impracticable due to any reason (which reason may include a Force Majeure Event) not attributable in whole or material part to any act or inaction of Tenant, its agents, servants, employees or contractors including, without limitation, any default of Tenant hereunder (an "Abatement Event"), and provided that Tenant gives at least 3 days advance notice of Tenant's intention to rely on this subparagraph (which notice may be given at any time after the occurrence of the circumstance which, with the passage of time, causes the occurrence of the Abatement Event) to Landlord and the holder of any Mortgage, a just proportion of the fixed rent and additional rent, according to the nature and extent of the injury, shall be abated (with due consideration being given to whether Tenant has actually removed any employees or personal property from any portion of the Premises) from 3 days after such notice has been given until the Abatement Event no longer exists; provided that such abatement shall be permitted only if and to the extent that rental value insurance is payable to Landlord in the amount abated; and provided further that all fixed rent and additional rent which is so abated shall be placed in a separate, interest-bearing escrow account with an escrow agent reasonably satisfactory to Landlord and Tenant, which escrow agent may be the holder of the GECC Mortgage (as defined below), pending final agreement between the parties or a final determination pursuant to Section 5.14, if applicable, or otherwise, of whether such abatement is allowed hereunder, with interest to be paid to the party entitled to the amounts abated hereunder. In the event that rent is placed in escrow as aforesaid, and rental value insurance proceeds are thereafter paid to Landlord in lieu of the rent abatement claimed by Tenant, an amount in escrow equal to the amount of insurance proceeds paid to Landlord shall immediately be released by the escrow agent to Tenant.
     Further, in the event that an Abatement Event shall continue for more than 60 days after notice thereof from Tenant to Landlord and the holder of any Mortgage which notice makes reference to this Section 4.2 (such time being extended by the number of days, not to exceed 120 in the aggregate, of delays in curing an Abatement Event attributable to the occurrence of a Force Majeure Event), or if the Dispute Resolution Procedure is applicable under e 5.14, and any party has invoked the Dispute Resolution Procedure and the determination of the arbitrator in the Dispute Resolution Procedure is that the condition giving rise to the impracticability of the use and occupancy of the material portion of the Premises in question is not attributable in material part to the failure of the Tenant to perform its obligations under this Lease, Tenant may terminate this Lease by written notice delivered to Landlord within the later to occur of
(i) ten (10) days after the expiration of said 60 day period (as so extended), or (ii) if the Dispute Resolution Procedure (as defined below) is invoked at any time prior to the effective date of termination, ten (10) days after the determination by the arbitrator that such condition as aforesaid is not attributable in material part to the failure of Tenant to perform its obligations under this Lease, the termination date of this Lease in either case to be thirty (30) days after the date of Tenant's notice of termination, unless a cure of such Abatement Event is commenced within said thirty (30) days and the cure is diligently pursued to completion and is completed within sixty (60) days after the date of Tenant's notice (such 60-day period to be extended for the number of days, not to exceed one hundred twenty
(120) days in the aggregate of delays attributable to a Force Majeure Event), in which event such notice of termination shall not be effective.
     Any amount abated and in escrow attributable to any period of time during which it is agreed or determined that an Abatement Event did not exist shall be paid to Landlord, together with any interest on such amount. Any amount abated and in escrow attributable to any period of time during which it is agreed or determined that an Abatement Event did exist shall be paid to Tenant, together with any interest on such amount.
     Notwithstanding anything to the contrary contained herein, the abatement and termination provisions of this Section 4.2 shall not apply to any casualty or taking for which provision is made in Section 6.1.
     In addition, as of the date of this Lease and as of the date that this Lease is released from escrow pursuant to an escrow agreement executed contemporaneously herewith (each, an "Estoppel
 Date"), Tenant acknowledges and agrees, based upon its best knowledge on each Estoppel Date of the condition of the Building's structural panels, Parking Garage, building systems, and roof, that (i) no Abatement Event exists, and (ii) no basis exists on which Tenant may exercise its rights pursuant to
Section 5.14 to make a repair which it believes is a Capital Repair or Special Structural Repair. The foregoing acknowledgment and agreement is based upon Tenant's best knowledge regarding the condition of the Building's structural panels, Parking Garage, building systems, and roof as of each Estoppel Date, and the impact of such condition upon Tenant's use of the Premises as of each Estoppel Date, and shall not prohibit Tenant from claiming that an Abatement Event or the right to self-help under Section 5.14 exists due to any material change in the condition of the Building's structural panels, Parking Garage, building systems or roof after the date this Lease is released from escrow, or any material change in the impact of such condition on Tenant's use of the Premises.
     Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof and permit Tenant to use the Premises without interruption. Except in case of emergency repairs Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.
     During normal business hours, Tenant, its employees, agents and business invitees shall have the free and uninterrupted right of access in common with others entitled thereto to the Premises and all common areas of the Property. Subject to reasonable security measures, Tenant and its employees shall have at all other times the free and uninterrupted right of access in common with others entitled thereto to the Premises and all common areas.

     4.3 Landlord's Insurance. Landlord shall at all times during the term of this Lease, maintain in effect fire and extended coverage insurance covering the Building, at its full replacement cost, the expense of which shall be charged in accordance with Section 2.6.
     Landlord shall save Tenant harmless and indemnified from and against all injury, loss, claim or damage to any person or property while on or within the common areas (unless caused by the act, negligence or default of Tenant, its employees, agents licensees or contractors) occasioned by the negligence or misconduct of Landlord. Landlord shall maintain commercial general liability and property damage insurance in amounts not less than $2,000,000 combined single limit for bodily injury and property damage. Such insurance shall be with companies qualified to do business in Massachusetts, insuring Landlord against injury to persons or damage to property as herein provided. Landlord shall deposit with Tenant certificates of insurance that it is required to maintain under this Lease, at or prior to the Commencement Date, and thereafter, within ten (10) days prior to the expiration of each such policy. Such policies shall, to the extent obtainable, provide that the policies may not be materially changed or canceled without at least twenty
(20) days' prior written notice to Tenant. Such insurance may be maintained by Landlord under a blanket policy or policies so-called.

ARTICLE V

Tenant's Covenants

     Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

     5.1 Payments. To pay when due all fixed rent and additional rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C), and, as further additional rent, all charges for additional services rendered pursuant to Section 4.1.2. All amounts required to be paid hereunder by Tenant other than fixed rent, however characterized, shall be additional rent.

     5.2  Repair and Yield Up.  Except as otherwise provided in
Article VI and Section 4.1.1, to keep the Premises in good order, repair and condition, reasonable wear and tear and damage by fire or other insured casualty only excepted, and all glass in windows (except glass in exterior walls unless any damage thereto is attributable to Tenant's negligence or misuse) and doors of the Premises whole and in good condition with glass of the same quality as that injured or broken, damage by fire or other insured casualty only excepted. At the expiration or termination of this Lease, Tenant shall peaceably yield up the Premises, and all alterations and additions to the Premises that are a part of the Building pursuant to Section 3.2, excepting, however, all Tenant's equipment and trade fixtures described on Exhibit F attached hereto, whether or not affixed to the Premises, in good order, repair and condition, reasonable wear and tear and damage by fire or other insured casualty only excepted, first removing
(a) all goods and effects of Tenant (including, without limitation, the equipment and trade fixtures described in Exhibit
F), and (b) all alterations and additions to the Premises that are not a part of the Building pursuant to Section 3.2, except that Tenant may at its option yield up or remove such items of the preceding clause (b) Landlord may specify in a notice given to Tenant at least thirty (30) days before such expiration or termination. Tenant shall repair any damage caused by such removal, restore the Premises and leave them clean and neat.

     5.3 Use. Continuously from the commencement of the Term to use and occupy the Premises for the Permitted Uses, and throughout the Term not to injure or deface the Premises, Building or Lot, nor to permit in the Premises any auction sale, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

     5.4 Obstructions; Items Visible From Exterior; Rules and Regulations. Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Lot used by Tenant in common with others; not without prior consent of Landlord (which consent shall not be unreasonably withheld) to permit the painting or placing or any signs, awnings, aerials or flagpoles or the like, visible from outside the Premises except as provided in Section 4.1.4 herein; not to hang or install drapes, blinds or shades visible from the outside of the Premises without the prior written consent of Landlord which will not be unreasonably withheld, except Landlord shall be presumed to be reasonable if it believes that Tenant's proposed drapes, blinds or shades are not consistent with the overall exterior appearance of the Building; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Lot and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such Rules and Regulations, provided however, that when Landlord enforces such Rules and Regulations, it shall enforce them uniformly against all tenants.

     5.5 Safety Appliances; Licenses. To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant's Permitted Uses.

     5.6 Assignment; Sublease. Tenant shall not without prior written consent of Landlord, directly or indirectly assign, mortgage, pledge or otherwise transfer this Lease, make any sublease, or permit occupancy of the Premises or any part thereof by anyone other than Tenant except as provided in this Section
5.6. As additional rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, excluding, however, legal and other expenses incurred which are not attributable to any unusual, repetitive, or unduly complex requests for consent.
     Landlord shall not unreasonably withhold its consent to the requested assignment or subletting, provided that (i) the terms and provisions of such assignment or subletting shall specifically make applicable to the assignee or sublessee all of the provisions of this Section 5.6 so that Landlord shall have against the assignee or sublessee all rights with respect to any further assignment and subletting which are set forth herein;
(ii) the character of the proposed assignee or subtenant must be consistent with the character of the Building as a first-class office building; (iii) no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment shall be joint and several with the assignee); (iv) no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance; (v) no assignment shall be binding upon Landlord or any of Landlord's mortgagees, unless Tenant shall deliver to Landlord an instrument in recordable form which contains a covenant of assumption by the assignee running to Landlord and all persons claiming by, through or under Landlord, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge assignee from its liability as Tenant hereunder; and
(vi) any assignee shall be acceptable to Landlord's mortgagees and such approval shall not be unreasonably withheld. Landlord shall be entitled to receive one-half of all amounts received by Tenant in excess of the Annual Fixed Rent and additional rent reserved in this Lease applicable to the space being so assigned or sublet (after first deducting, by amortizing over the Term of the said Lease, all reasonable out-of-pocket expenses incurred in the subleasing or assignment, including but not limited to such brokerage expenses, attorneys' fees, and costs of alterations and repairs necessary to sublease or assign such space as are incurred by Tenant and free rent granted by Tenant, to the extent all of which are consistent with then current marketplace practices in Cambridge), whether such amounts received by Tenant are characterized as consideration for the assignment or sublease, differences in rent, or otherwise.
     Notwithstanding the foregoing, Landlord's consent shall not be required (i) for a sublease or assignment to any entity controlled by Tenant, or (ii) for an assignment to any entity which is a successor to Tenant by virtue of the acquisition of all or substantially all of the assets or voting shares of Tenant, provided that in either case no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment shall be joint and several with the assignee), and provided further that Tenant's right of assignment under clause (ii) above shall be conditioned upon Landlord's written acknowledgment, which it shall not unreasonably withhold, that it has received from Tenant, at least 15 days prior to any proposed assignment pursuant to clause (ii), evidence satisfactory to Landlord that the net worth of the successor is and will be immediately after such assignment equal to or greater than the net worth of Tenant as of the date of such notice.

     5.7 Indemnity; Liability Insurance. To defend with counsel selected by Tenant after consultation with Landlord, save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees),
(i) arising from (a) the omission, fault, willful act, negligence or other misconduct of Tenant or (b) from any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.
     To maintain in responsible companies qualified to do business, and in good standing, in Massachusetts commercial general liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to those stated in
Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in Cambridge with respect to similar properties, and workmen's compensation insurance with statutory limits covering all of Tenant's employees working in the Premises, and to deposit promptly with Landlord certificates for such insurance, and all renewals thereof, bearing the endorsement that the policies will not be materially changed or canceled without 20 days prior written notice to Landlord. Landlord and the holder of any Mortgage shall be additional insureds under such commercial general liability insurance policies. Such insurance may be maintained by Tenant under a blanket policy or policies.

     5.8 Personal Property at Tenant's Risk; Tenant's Insurance on Personal Property. That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law.
     Tenant shall maintain property insurance including standard fire and extended coverage insurance, vandalism and malicious mischief endorsement, and "all-risks" coverage upon all property owned by Tenant and located in the Building or on the Lot.
Tenant shall deposit promptly with Landlord certificates for such insurance and all renewals thereof, bearing the endorsement that the policies will not be materially changed or cancelled without 20 days prior written notice to Landlord. In addition, Tenant shall maintain business interruption insurance in an amount sufficient to reimburse Tenant for loss of income attributable to Tenant's inability to gain access or conduct business at the Premises as a result of direct damage to the Premises from a covered peril.

     5.9 Right of Entry. To permit Landlord and its agents: to examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant's expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles or the like not consented to in writing or permitted hereunder; and to show the Premises to prospective tenants during the eighteen (18) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times, provided that Landlord observes and respects all of Tenant's reasonable security requirements and, except in cases of emergency, provides Tenant with reasonable advance notice of the exercise of rights under this Section.

     5.10 Floor Load. Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment into, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Landlord acknowledges, without having undertaken any investigation of the matter, that it is not aware as of the date of this Lease of any violation of covenants set forth in this Section.

     5.11 Personal Property Taxes. To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

     5.12 Payment of Enforcement Expenses. As additional rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligation of Tenant under this Lease after an Event of Default has occurred.

     5.13 Compliance with Insurance Regulations. Not to do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with the terms of the Massachusetts standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Building and the fixtures and property therein; Tenant shall, at its own expense, comply with all rules, regulations, and requirements of the National Board of Fire Underwriters or any state or other similar body having jurisdiction, and shall not knowingly do or permit anything to be done in or upon the Premises in a manner which increases the rate of fire insurance upon the Building or on any property or equipment located therein.

     5.14  Tenant's Self-Help; Arbitration of Certain Matters.
     It is possible that Landlord and Tenant may disagree from time to time as to whether any failure in the provision of a service or utility or the failure of the structural portions of the Building to be in serviceable condition is attributable to Landlord's failure to make a repair (including without limitation a Capital Repair or Special Structural Repair) required hereunder. For purposes of this Section 5.14, completion of the Dispute Resolution Procedure (as defined below) in a determination by the arbitrator that a failure in the provision of a service or utility or the failure of the structural portions of the Building to be in serviceable condition is attributable to a failure by Landlord to make such a repair shall be referred to as "completion of the Dispute Resolution Procedure in favor of Tenant". In the event Landlord and Tenant disagree as aforesaid, Tenant may, but shall not be obligated to, make such repair, provided that (i) Tenant has given written notice to Landlord and the holder of any Mortgage of its belief that Landlord has failed to make such a repair and Landlord shall not have made such repair or commenced to have made such repair within 90 days after such notice and thereafter diligently prosecuted such repair to completion, and (ii) the "Dispute Resolution Procedure", as hereinafter defined, shall have been completed in favor of Tenant. In such event, (i) Tenant may deduct any reasonable costs and expenses incurred in making such repair from any portion of fixed rent thereafter coming due, provided that in the aggregate such deductions shall not exceed $4,000,000.00 during the initial Term and $2,000,000.00 during any extension of the Term; and (ii) any work done pursuant to this Section shall be subject to the second paragraph of Section 3.2 and to Section 3.3 hereof.
     Notwithstanding the foregoing, if such event is an emergency such that there is an imminent threat to health or safety, Tenant may, but shall not be obligated to, make any such repair prior to the passage of ninety (90) days and the completion of the Dispute Resolution Procedure as aforesaid, the cost of which repair does not exceed $100,000, provided that (i) Tenant has given prior written notice to Landlord and the holder of any Mortgage; (ii) Tenant shall not be entitled to deduct any costs and expenses incurred in making such repair unless and until completion of the Dispute Resolution Procedure in favor of Tenant; (iii) any work done pursuant to this Section shall be subject to the second paragraph of Section 3.2 and to Section 3.3 hereof; and (iv) the $100,000 limitation shall not apply to any cure of an emergency which is required prior to the time that the Dispute Resolution Procedure can be completed by an order of the Cambridge Building Inspector or other governmental authority.
     In the event of a disagreement as aforesaid, either party may submit such disagreement to arbitration, in accordance with the following procedure and the Commercial Arbitration Rules of the American Arbitration Association, as the same may be amended from time to time, to the extent not inconsistent with the provisions of this Lease (the "Dispute Resolution Procedure"):
(i) The party seeking arbitration shall (A) notify the other party of its intention to arbitrate, (B) identify with specificity the issue(s) to be arbitrated, and (C) nominate at least three individuals who are impartial, qualified experts in the area(s) to be arbitrated; (ii) the other party shall, within ten (10) business days of its receipt of such notice, respond in writing setting forth (X) any additional issues which it desires to arbitrate, and (Y) the names of at least three individuals who are qualified experts in the area(s) to be arbitrated (one or more of whom may have also been on the initiating party's list);
(iii) the parties shall attempt to select a mutually acceptable arbitrator from the lists circulated, but if the parties are unable to agree, then either party may submit the two lists to a court of competent jurisdiction and request that said court choose one name from either of the lists to serve as the arbitrator hereunder, such choice to be made on the basis of the most qualified impartial person with respect to the subject matter at issue; (iv) each party shall immediately submit to the arbitrator so selected a detailed written statement setting forth
(A) the issue(s) in dispute and (B) the reasons for the party's position on each such issue. The arbitrator shall conduct such hearings, investigations and discovery as may be appropriate with access provided to all parties and shall, as expeditiously as possible and in any event within 90 days after the date of submission of the dispute for his/her determination, render his/her decision. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration. The parties shall share equally the fees and expenses of the arbitrator. The determination rendered by such arbitrator shall be final and binding on Landlord and Tenant, shall have the same force and effect as a judgment made in a court of competent jurisdiction, and either party shall be entitled to have a judgment entered thereon in a court of competent jurisdiction.

     5.15 Hazardous Substances. Tenant shall not cause, suffer or allow any hazardous or toxic wastes, hazardous or toxic substances or hazardous or toxic materials (collectively, "Hazardous Materials") to be used, generated or stored on, under or about, the Premises, or any portion of the Building or the Lot
 (collectively, "Hazardous Materials Activities") without first receiving Landlord's written consent, which consent shall not be unreasonably withheld if the use, storage or generation of such Hazardous Materials is necessary for the conduct of Tenant's business in accordance with the Permitted use and provided that Landlord receives such assurances as it shall reasonably require against any loss or damage arising out of the use, storage or generation of any Hazardous Materials. If Landlord consents to any Hazardous Materials Activities, Tenant shall conduct them in strict compliance at Tenant's expense with all applicable Regulations, as hereinafter defined, and using all necessary and appropriate precautions. Landlord shall not be liable to Tenant for any Hazardous Materials Activities by Tenant, Tenant's employees, agents, contractors, licensees or invitees, whether or not consented to by Landlord. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs and liabilities arising out of Tenant's Hazardous Materials Activities, whether or not approved by Landlord and any breach by Tenant of any covenant under this Section. Tenant shall not dispose of hazardous substances except in compliance with all applicable Regulations.
     For the purposes hereof, Hazardous Materials shall include substances defined as "hazardous substances", "toxic substances", or "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended ("RCRA"); those substances defined as "hazardous wastes" in the Massachusetts Hazardous Waste Facility Siting Act, as amended (Massachusetts General Laws Chapter 21D); those substances defined as "hazardous materials" or "oil" in Massachusetts General Laws Chapter 21E, as amended; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws (collectively, "Regulations").
     Prior to using, storing or maintaining any Hazardous Materials on or about the Premises other than those commonly used in normal office operation, Tenant shall provide to Landlord a plan regarding Hazardous Waste management (a "Hazardous Materials Management Plan") which shall include a list of the types and quantities of any Hazardous Materials to be used, stored or maintained on or about the Premises, a description of the precise location where such Hazardous Materials will be used, stored or maintained, and a description of the steps Tenant shall take to inspect for, detect, minimize, respond to and mitigate any release of Hazardous Materials. The Hazardous Materials Management Plan shall be updated annually by Tenant, or more frequently if necessary. Tenant shall at all times strictly comply with the Hazardous Materials Management Plan. Tenant shall also provide Landlord a copy of any Hazardous Materials inventory statement required by any applicable Regulations and any update filed in accordance with any applicable regulations. If Tenant's activities violate or create a risk of violation of any Regulations or the Hazardous Materials Management Plan, Tenant shall cease such activities immediately.
     Tenant shall immediately notify Landlord both by telephone and in writing of any spill or unauthorized discharge of Hazardous Materials or of any condition constituting an "imminent hazard" under any Regulations. Landlord, and Landlord's representatives and employees, may enter the Premises at any time during the Term to inspect Tenant's compliance herewith, and may disclose any violation of any Regulations to any governmental agency with jurisdiction.
     At the expiration or termination of this Lease, Tenant shall yield up the Premises free of all Hazardous Materials and illegal contaminants of any kind resulting from Tenant's use of the Premises.

ARTICLE VI

Casualty and Taking

     6.1 Termination or Restoration; Rent Adjustment. In case during the Term fifty percent (50%) or more of the total rentable floor area of the Premises or the Building are damaged by fire or other casualty or by action of public or other authority in consequence thereof, or the Building is damaged to such an extent that Landlord determines that the Building should be demolished ("Substantial Damage"), or twenty percent (20%) or more of the Building or the Lot are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done pursuant to public or other authority, or the Building is taken to such an extent that Landlord determines that the Building should be demolished (a "Taking"), this Lease shall terminate at Landlord's or Tenant's election, which may be made notwithstanding Landlord's entire interest may have been divested, by notice given to the other within 90 days after the election to terminate arises specifying the effective date of termination. The effective date of termination specified shall not be less than 15 nor more than 30 days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any damage or taking, subject, however, to the following provisions. If in any such case the Premises (or a portion thereof) are rendered unfit for use and occupation and this Lease is not so terminated, Landlord shall use due diligence (following the expiration of the period, if any, in which either party may terminate this Lease pursuant to the foregoing provisions of this Section 6.1) to put the Premises, or in case of a taking what may remain thereof (excluding in case of both damage and taking any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.2), into proper condition for use and occupation. A just proportion of the fixed rent and additional rent according to the nature and extent of the injury shall be abated from the time of the damage or taking until the Premises or such remainder shall have been put by Landlord into proper condition for use and occupation or until termination of this Lease; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the fixed rent and additional rent shall be abated for the remainder of the Term. If Landlord has not put the Premises into proper condition for use and occupation within one (1) year after its election to terminate arises, Tenant shall have the right to terminate this Lease by notice to Landlord given within sixty
(60) days after such one (1) year period expires specifying the effective date of termination.

     6.2 Eminent Domain Damages. Any awards made for damages to the Premises and Building and Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority shall be paid to the extent of their respective interests first to the ground lessor under the Ground Lease, and second to the holders of any Mortgages in order of priority of said Mortgages, and any remainder shall be allocated on an equitable basis between Landlord and Tenant in accordance with their respective interests. Nothing contained herein shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any separate award to Tenant for loss or damage to Tenant's removable personal property or Tenant's relocation costs.

     6.3 Temporary Taking. In the event of any taking of the Premises or any part thereof for temporary use (a "Temporary Taking"), provided that Tenant gives at least three (3) days, advance notice of its intention to rely on this Section to Landlord and the holder of any Mortgage (which notice may be given at any time after the Temporary Taking), a just proportion of the fixed rent and additional rent (with due consideration being given to whether Tenant has actually removed any employees or personal property from any portion of the Premises) shall be abated for the period from three (3) days after such notice has been given until the Temporary Taking has ended, but in no event shall such abatement exceed the amount of the award made on account of the Temporary Taking. In the event that rent is so abated, (i) Tenant waives any and all of Tenant's rights to any award on account of a Temporary Taking, and (ii) Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time reasonably request.

ARTICLE VII

Default

     7.1 Events of Default. If any default by Tenant continues after written notice, in case of fixed rent or additional rent for more than ten (10) days, or in any other case for more than thirty (30) days and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or if Tenant becomes insolvent or fails to pay its debts as they fall due; or if Tenant makes any trust mortgage or assignment for the benefit of creditors; or if Tenant proposes any composition, arrangement, reorganization or recapitalization with creditors; or if Tenant's leasehold hereunder or any substantial part of the property of Tenant is taken on execution or other process of law or is attached or subjected to any other voluntary encumbrance; or if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant, and, in either case, if such appointment or taking of possession is not terminated within 60 days after it first occurs; or if a petition is filed by or with the consent of Tenant, or is filed against Tenant under any chapter of the U.S. Bankruptcy Code, 11 U.S.C. e101 et seq. or any similar petition under any law of any jurisdiction concerning insolvency, reorganization, arrangement, or relief from creditors; (and in the case of a petition filed against Tenant, such petition is not stayed or dismissed within 60 days), or if Tenant dissolves or is dissolved or liquidated or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation; then in any such case (each an "Event of Default"), whether or not the Term shall have begun, Landlord may immediately, or at any time while such Event of Default exists and without further notice, terminate this Lease by notice to Tenant, specifying a date not less than ten days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

     7.2 Damages. In the event that this Lease is terminated under any of the provisions contained in Section 7.1, Tenant covenants to pay forthwith to Landlord, as compensation, the excess, if any, of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the fixed rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such ending to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 7.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises after deducting all Landlord's expenses in connection with such reletting, including, without limitation, all commercially reasonable repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.
     Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

ARTICLE VIII

Miscellaneous

     8.1 Computation of Rental Floor Areas. The parties agree that the computations of rentable floor areas set forth in this Lease shall be conclusive, and there shall be no remeasurement of the same for any purposes hereunder.

     8.2 Notice of Lease; Consent or Approval; Notices; Bind and Inure, Trust Estate. The titles of the Articles are for convenience only and are not to be considered in construing this Lease. Tenant agrees not to record this Lease, but upon request of either party both parties shall execute and deliver a notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination. Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease it shall be in writing. Communications and payments shall be addressed if to Landlord at Landlord's Original Address or at such other address as may have been specified by prior notice to Tenant, and if to Tenant, at Tenant's Original Address or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly served upon receipt or refusal of delivery if mailed by registered or certified mail, return receipt requested, or if delivered by hand. If Landlord by notice to Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by Tenant shall be paid or given to the agent designated until notice to the contrary is received by Tenant from Landlord. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term. No trustee, partner, partner of such partner, director, officer, shareholder or beneficiary of Landlord or any constituent partner of any beneficiary of Landlord shall have any personal liability hereunder, it being expressly agreed that all liability of Landlord shall be limited to Landlord's interest in the Property and any proceeds of any insurance required to be kept by Landlord, and that Tenant shall not seek recourse against any trustee, partner, partner of such partner, director, officer, shareholder or beneficiary of Landlord or any constituent partner of any beneficiary of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. Nothing contained herein shall be deemed to limit any rights which Tenant may otherwise have to obtain injunctive relief or specific performance against Landlord.

     8.3 Failure to Enforce. The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of fixed rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

     8.4 Acceptance of Partial Payments. No acceptance by Landlord of a lesser sum than the fixed rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

     8.5 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

     8.6 Partial Invalidity. If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     8.7 Landlord's Self-Help. If Tenant shall at any time default in the performance of any obligation under this Lease, and (except in cases of emergency) such default continues beyond the notice and grace periods herein and therein provided, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of 2 1/2 percentage points over the prevailing prime rate in Boston as set by The Bank of Boston from time to time, but not in excess of the maximum rate allowable by law) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

     8.8 Tenant's Estoppel Certificate. Tenant agrees from time to time, upon not less than fifteen days prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying as of the date of such statement that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the fixed rent and additional rent and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail), and the dates to which the fixed rent, additional rent and other charges have been paid (an "Estoppel Certificate"). Any such statement delivered pursuant to this Section 8.8 may be relied upon by any prospective purchaser or mortgagee of the Premises or any prospective assignee of any mortgagee of the Premises.

     8.9 Waiver of Subrogation. Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the indemnification received thereunder.

     8.10 All Agreements Contained. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.

     8.11 Brokerage. Each of Landlord and Tenant warrants that it has had no dealings with any broker, consultant or agent in connection with this Lease other than Avalon Partners, Inc. ("Avalon"). Landlord and Tenant each covenant to defend with counsel approved by the other party, hold harmless and indemnify each other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to the dealings of Tenant or Landlord, as applicable, in connection with this Lease or the negotiation thereof, other than Avalon. Landlord shall be responsible for all compensation, commissions and charges due to Avalon.

     8.12 Submission Not an Option. The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

     8.13 Applicable Law. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     8.14 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or claim of injury or damages.

     8.15 Holdover. Should Tenant holdover in occupancy of the Premises after the expiration of the Term of this Lease, it shall be liable to Landlord for rent equal to (i) for the first 60 days after the expiration of the Term of this Lease, 125% of the Annual Fixed Rent rate in effect at the end of the Term, and all additional rent due hereunder, and (ii) thereafter twice the Annual Fixed Rent rate in effect at the end of the Term, all additional rent due hereunder, and also for all damages sustained by Landlord on account of such holding over. The provisions of this Section shall not operate as a waiver of any right of reentry provided in this Lease.

     8.16 Evidence of Corporate Authority. Tenant shall deliver to Landlord a secretary's or assistant secretary's certificate of vote or other evidence satisfactory to Landlord, as to the authority of the persons executing this Lease on behalf of Tenant to enter into, execute, deliver and bind Tenant to this Lease.

     8.17 Americans With Disabilities Act. Landlord shall be responsible, at its sole cost and expense, for causing (i) the exterior pedestrian entrances, (ii) the Building's first floor lobby, and (iii) the second floor mezzanine (to the extent any work is required with respect thereto in Landlord's reasonable judgment) to comply with the provisions of the Americans With Disabilities Act, 42 U.S.C. e 12,101 et seq. (the "ADA") as in effect on the date hereof. Tenant shall be responsible, at its sole cost and expense, for causing the Premises to comply with the ADA. In the event of any modification to the ADA after the date hereof which requires further changes to the exterior pedestrian entrances, the Building's first floor lobby or the second floor mezzanine, or if changes to other portions of the Building which are not a part of the Premises are required by the ADA as now or hereafter in effect, the cost of such changes shall be treated as a Code-Compliance Capital Item.

     8.18 Riverside Place Limited Partnership. Landlord and Tenant shall enter into such documentation as shall be reasonably necessary to effectuate a restructuring of Tenant's interests as a limited partner in CC&F Riverside Place Limited Partnership, a Massachusetts limited partnership created by Limited Partnership Agreement dated as of October 20, 1983, as outlined in Exhibit G hereof.

ARTICLE IX

Rights of Parties Holding Prior Interests

     9.1 Lease Subordinate-Superior. This Lease shall be subject and subordinate to any mortgage on the Property from time to time, including without limitation, a Leasehold Mortgage and Security Agreement and Fixture Filing dated October 31, 1985 by Ferdinand Colloredo-Mansfeld, John M. Hines and James V. Young as Trustees of CC&F Cambridge Parkway Trust under Declaration of Trust dated May 26, 1982, recorded with Middlesex South Registry of Deeds in Book 14637, Page 527 to General Electric Credit Corporation, recorded with the Middlesex South Registry of Deeds in Book 16541, Page 500, as now or hereafter amended (the "GECC Mortgage"), now or hereinafter placed on Property, or any portion or portions thereof (each of which is referred to herein as a "Mortgage") and to each advance made or hereafter to be made under any Mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of any Mortgage shall enter into an agreement with Tenant by the terms of which such holder will agree to recognize the rights of the Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of any such Mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder of such Mortgage and upon anyone purchasing the Premises at any foreclosure sale. Notwithstanding the foregoing any such holder may at its election subordinate its mortgage to this Lease without the consent or approval of Tenant. Tenant and Landlord agree to execute and deliver simultaneously with the execution of this Lease any appropriate instruments necessary to carry out the nondisturbance and subordination agreements contained in this
Section 9.1.
     This Lease shall be subject and subordinate to a Ground Lease dated as of November 12, 1982 from George Howland, et al., as Trustees of Real Estate Investment Trust of America under Declaration of Trust dated November 1, 1955, recorded with Middlesex South Registry of Deeds, Book 8735, Page 367, whose interest has been succeeded to by John A. Pirovano, as Trustee of CC&F Cambridge Parkway II Trust, (the "Ground Lease"). Tenant agrees, and Landlord agrees to cause the holder of the lessor's interest under the Ground Lease, to execute and deliver a nondisturbance, recognition and attornment agreement in the form customarily used by the holder of the Ground Lease.

     9.2 Modification, Termination or Cancellation. No agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any material obligations or liability under this Lease, shall be valid unless consented to by Landlord's mortgagees of record, if any. No fixed rent, additional rent, or any other charge shall be paid more than thirty days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee) be a nullity as against any mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

     9.3 Rights of Holder of Mortgage. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to Landlord's mortgagees of which Tenant has been given written notice, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this Section
9.3 shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition. Notwithstanding the foregoing, the provisions of this Section 9.3 shall not derogate from Tenant's rights pursuant to Sections 4.2 and 5.14 and shall not operate so as to extend the time periods prescribed in said Sections 4.2 and 5.14. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist.

     9.4 Implementation of Article IX. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article IX.

     EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

                         LANDLORD



                         /s/John A. Pirovano
                         --------------------
                         John A. Pirovano
                         As Trustee of CC&F Cambridge Parkway
                         Trust but not individually

                         TENANT:

                         LOTUS DEVELOPMENT CORPORATION


                         By:/s/Edwin J. Gillis
                            ----------------------
                            Name:  Edwin J. Gillis
                            Title: Senior Vice President, Chief Financial
                                   Officer Finance and Administration
                            Hereunto duly authorized

EXHIBIT C

Landlord Services


Attached to and made part of Lease dated Between
Trustees of CC&F Cambridge Parkway Trust, Landlord and Lotus Development Corporation, Tenant


I.   CLEANING

     A.   Office Area

          Daily:    (Monday through Friday, inclusive.  Holidays
excepted.)

          1. Empty and clean all waste receptables and ash trays and remove waste material from the Premises; wash receptacles as necessary.

          2. Sweep and dust mop all uncarpeted areas using a dust-treated mop.

          3.   Vacuum all rugs and carpeted areas.

          4. Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

          5.   Wash clean all water fountains.

          6. Remove and dust under all desk equipment and telephones and replace same.

          7.   Wipe clean all brass and other bright work.

          8.   Hand dust all grill work within normal reach.

          9. Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition.

          Weekly:

          1.   Dust coat racks, and the like.

          2. Remove all finger marks from private entrance doors, light switches and doorways.


          Quarterly:

          1. Clean and spray wax vinyl asbestos tile floors in tenant areas.

          2. Render high dusting not reached in daily cleaning to include:

               a. Dusting all pictures, frames, charts, graphs, and similar wall hangings.

               b. Dusting all vertical surfaces, such as walls, partitions, doors, and ducts.

               c.   Dusting of all pipes, ducts, and high
moldings.

     B.   Lavatories

          Daily:    (Monday through Friday, inclusive, holidays
excepted.)

          1.   Sweep and damp mop floors.

          2. Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping, and toilet seat hinges.

          3.   Wash both sides of all toilet seats.

          4.   Wash all basins, bowls and urinals.

          5.   Dust and clean all powder room fixtures.

          6. Empty and clean paper towel and sanitary disposal receptacles.

          7.   Remove waste paper and refuse.

          8. Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

          9. A sanitizing solution will be used in all lavatory cleaning.


          Monthly:

          1.   Machine scrub lavatory floors.

          2.   Wash all partitions and tile walls in lavatories.


     C.   Main Lobby, Elevators, Building Exterior and Corridors

          Daily:    (Monday through Friday, inclusive, holidays
excepted.)

          1.   Sweep and wash all floors.

          2.   Wash all rubber mats.

          3. Clean elevators, wash or vacuum floors, wipe down walls and doors.

          4.   Spot clean any metal work inside lobby.

          5.   Spot clean any metal work surrounding Building
Entrance doors.

          Monthly: All resilient tile floors in public areas to be treated equivalent to spray buffing.

     D.   Window Cleaning

          Windows of exterior walls will be washed quarterly.


     E. Tenant requiring services in excess of those described above shall request same through Landlord, at Tenant's expense.


II.  HEATING, VENTILATING, AIR CONDITIONING

     A. Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 8:00 a.m. to 6:00 p.m. (Saturdays to 1:00 p.m.), Sundays and holidays excepted.

          If Tenant shall require air conditioning or heating or ventilation outside the hours and days above specified, Landlord shall furnish such service at Tenant's expense.


     B. The air conditioning system is based upon an occupancy of not more than one person per 150 square feet of usable area, and upon a combined lighting and standard electrical load not to exceed 2.4 watts per square foot of usable area. In the event Tenant exceeds this condition or introduces onto the Premises equipment which overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord's option be provided by Landlord at Tenant's expense.

III. WATER

     A. Cold water at temperatures supplied by the City of Cambridge water mains for drinking, lavatory, kitchen, restaurant and toilet purposes and hot water for lavatory purposes only from regular building supply at prevailing temperatures; provided, however, that Landlord may, at its expense, install a meter or meters to measure the water supplied to any kitchen (including dishwashing) and restaurant areas in the Premises, in which case Tenant shall upon Landlord's request reimburse Landlord for the cost of the water (including heating thereof) consumed in such areas and the sewer use charges resulting therefrom.

IV.  ELEVATORS

     A. The passenger elevator system shall be in automatic operation and available to Tenant at all times. The use of the service elevator will have to be scheduled with the Landlord and coordinated with the needs of the other tenants.

     B. At Tenant's request, Landlord will exercise reasonable efforts to arrange for the passenger elevator to be locked off from one or more of Tenant's floors, at Tenant's expense and subject to other governmental requirements.

V.   ELECTRICAL SERVICE

     A. Landlord shall, at Tenant's expense, provide electric power for up to 2.25 watts per square foot of usable area for lighting plus 3.75 watts per square foot of usable area for special equipment and office machines through standard receptacles for the typical office space.


     B. Landlord, at its option, may require separate metering and billing to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) that require either 3-phase electric power or any voltage other than 120. Landlord will furnish and install at Tenant's expense all replacement lighting tubes, lamps, and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant's expense.


EXHIBIT F

TENANT'S EQUIPMENT AND TRADE FIXTURES


     *    Telephone Switch & Equipment

     *    Data Communications Equipment (Not including wiring)

     *    Electrical Power Distribution Modules - Lotus installed

     *    Supplemental HVAC Units (installed by Tenant)

     *    Computer Room Liebert HVAC and Power Distribution Units

     * Computer Room Furniture - including but not limited to built-in consoles

     * AV Equipment - Free standing or installed, to include rear screen projection screens

     * Kitchen Equipment which is not permanently installed including, but not limited to:

          --   refrigerators
          --   deli counters
          --   serving counters
          --   preparation tables

          But specifically excluding:

          --   stoves, ovens, walk-in-freezer


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